News Release

FOR IMMEDIATE RELEASE

Contact Information:
Laura Kiernan	Kurt Goddard	Mike Bazinet
Director, Investor Relations	Manager, Investor Relations	Director, Corporate Communications
Phone: 203-222-5943	Phone : 203-222-6160	Phone : 203-222-6113
Email: laura.kiernan@terex.com	Email : kurt.goddard@terex.com	Email : michael.bazinet@terex.com

TEREX PROVIDES UPDATE ON TERMINATED ACQUISITION OF

FANTUZZI INDUSTRIES AND NOELL PORT EQUIPMENT BUSINESSES

WESTPORT, CT, April 1, 2009 – Terex Corporation (NYSE: TEX) today announced that it has agreed on a term sheet to acquire the port equipment businesses of Fantuzzi Industries and Noell Crane for net consideration of approximately €175 million. The Fantuzzi and Noell businesses are global leaders in the design, manufacture, and service of port equipment. Term sheets have also been agreed with the existing financial creditors to the Fantuzzi group for long-term financing on favorable terms to provide substantially all of the funds necessary to complete the transaction. The term sheets are non-binding and it is the intention of the parties to work to enter into agreements and complete the transaction within the next few weeks.

Terex initially announced the acquisition of the Fantuzzi and Noell businesses in August of 2008 for total consideration of approximately €215 million and subsequently announced in December of 2008 that it was terminating the acquisition due to the existence of a material adverse change in the Fantuzzi business. After the termination, Fantuzzi disputed the termination and initiated arbitration proceedings against Terex in Italy. However, the parties, together with the lenders to the Fantuzzi and Noell businesses, continued to engage in discussions to resolve the matter.

“Immediately after closing we will begin to work with Fantuzzi’s team members, suppliers, distributors, customers and other stakeholders to aggressively restructure and position these businesses for the eventual recovery in their markets,” said Rick Nichols, President, Terex Cranes.

Phil Widman, Senior Vice President and Chief Financial Officer, added “Upon completion of this transaction, our debt levels will increase modestly due to the financing provided from the existing financial creditors. With the long term maturities and expected company-wide cash flow generation, we believe liquidity should be sufficient to get us through the economic downturn.”

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880